Exhibit 10(ac)

SIGMA-ALDRICH SUPPLEMENTAL RETIREMENT PLAN

As Amended and Restated Effective January 1, 2009

WHEREAS, Sigma-Aldrich Corporation (“Company”) previously adopted the Sigma-Aldrich Supplemental Retirement Plan (“Plan”), effective April 1, 2004, in order to attract and retain selected executives; and

WHEREAS, the Company reserved the right to amend the Plan in Section 14 thereof; and

WHEREAS, effective January 1, 2009, the Company desires to amend and restate the Plan, to the extent necessary to incorporate the provisions required by Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective January 1, 2009, the Plan is amended and restated in its entirety as follows:

1.	PURPOSE

Sigma-Aldrich Corporation (“Company”) established the Sigma-Aldrich Supplemental Retirement Plan (“Plan”) to provide eligible key employees of the Company with supplemental retirement income and to provide such employees with competitive retirement and capital accumulation benefits. In addition, the Plan is intended to provide eligible key employees additional incentive to remain employed by the Company and to attract certain executive-level employees.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

2.1	Account.

“Account” means a bookkeeping account established and maintained by the Company for each Participant reflecting Credits and earnings and losses thereon in accordance with the Plan.

2.2	Accounting Date.

“Accounting Date” means each Business Day on which a calculation concerning an Account is performed, or as otherwise defined by the Committee.

2.3	Active Participant.

“Active Participant” means an Employee who is (i) an executive of the Company; and (ii) designated by the CEO as an Active Participant in the Plan for any Plan Year.

2.4	Affiliate.

“Affiliate” when used with reference to a Change of Control, shall be defined by reference to the Securities Exchange Act of 1934 and rules in effect thereunder.

2.5	Annual Base Salary.

“Annual Base Salary” means the base salary of an Active Participant for a given Plan Year, as determined by the Committee.

2.6	Annual Credit.

“Annual Credit” means an annual credit made on behalf of an Active Participant by the Company as more fully described in Section 7. In the event the Committee elects to credit an Active Participant with an Annual Credit for a Plan Year, the amount of such Annual Credit for any such Plan Year shall be equal to six percent (6%) of such Active Participant’s Annual Base Salary on January 1 of the applicable Plan Year. The Annual Credit shall be pro rated as specified in Section 2.19 to reflect a partial year of participation with respect to any Employee who becomes an Active Participant after January 1 of the applicable Plan Year.

2.7	Associate.

“Associate” when used with reference to a Change of Control, shall be defined by reference to the Securities Exchange Act of 1934 and rules in effect thereunder.

2.8	Beneficial Owner.

“Beneficial Owner” when used with reference to a Change of Control, shall be defined by reference to the Securities and Exchange Act of 1934 and rules in effect thereunder.

2.9	Beneficiary.

“Beneficiary” means the person or persons designated by the Participant to the extent applicable in accordance with the Plan, or if no person or persons are so designated, the estate of a deceased Participant.

2.10	Board.

“Board” means the Board of Directors of the Company or its designee.

2.11	Business Day.

“Business Day” means a day on which the New York Stock Exchange is open for trading activity.

2.12	Cause.

“Cause” means (i) engaging by a Participant in willful misconduct which is materially injurious to the Company; (ii) conviction of a Participant by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to, a felony; (iii) engaging by a Participant in fraud, material dishonesty or gross misconduct in connection with the business of the Company; (iv) engaging by a Participant in any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business; or (v) a Participant’s current chronic abuse of or dependency on alcohol or drugs (illicit or otherwise).

2.13	CEO.

“CEO” means the Chief Executive Officer of the Company.

2.14	Change of Control.

“Change of Control” occurs if any individual, corporation, partnership or other Person or entity, together with its Affiliates and Associates, acquires as the Beneficial Owner more than twenty-five percent (25%) in the aggregate of the outstanding shares of the Company entitled to vote in the election of directors, or a majority of directors elected to the Board, or a majority of the persons constituting a group authorized to hire or terminate employment of officers, if other than the Board, are different from the directors or persons constituting the Board or group just prior to the start of such period, or a group other than the Board is created to hire or terminate employment of officers.

2.15	Committee.

“Committee” means the Compensation Committee of the Board.

2.16	Company.

“Company” means Sigma-Aldrich Corporation.

2.17	Continuous Participation.

“Continuous Participation” means a period of continuous employment as a full-time Employee of the Company beginning on the date on which an Employee first becomes an Active Participant and ending on the Employee’s Termination. In the event an Employee has a Termination and subsequently becomes an Employee and an Active Participant, any Continuous Participation shall begin on the date such individual again becomes an Active Participant. Any Continuous Participation that may have accrued prior to a Termination shall be forfeited.

2.18	Credit.

“Credit” means any Annual Credit and/or Discretionary Credit.

2.19	Credit Date.

“Credit Date” means the first day of each Plan Year. With respect to an Employee who thereafter becomes an Active Participant after January 1 of any Plan Year, the “Credit Date” for such Plan Year means the first day of the month following the date such Employee becomes an Active Participant. “Credit Date” shall also mean any other date on which Credits are credited to an Active Participant’s Account in accordance with rules prescribed by the Committee. In the event that the applicable Credit Date is not a day on which the Company is open for business, the applicable Credits shall be made as soon as administratively feasible after the applicable Credit Date and otherwise in accordance with the Plan, but in any event not later than two Business Days after the applicable Credit Date.

2.20	Disability or Disabled.

A Participant shall be considered “Disabled” or to have a “Disability” if the Participant is determined to have a Disability under the Retirement Plan. In the event that the Participant does not participate in the Retirement Plan, the Participant shall be disabled for purposes of this Plan if the Participant is determined to be totally and permanently disabled by the Social Security Administration, or comparable agency in the country of Participant’s employment.

2.21	Discretionary Credit.

“Discretionary Credit” means any credit that may be made on behalf of an Active Participant by the Company in addition to the Annual Credit, as determined under this Plan and otherwise by the sole discretion of the CEO.

2.22	Election.

“Election” means a Participant’s delivery of a written notice of election to the Committee or its designee electing the form of payment on Retirement or investment alternatives to the extent there is an Account maintained on his or her behalf under the Plan.

2.23	Employee.

“Employee” means an individual classified by the Committee as a member of a select group of management or highly compensated employees of the Company.

2.24	Good Reason.

“Good Reason” when used with reference to a voluntary termination by a Participant from his or her employment with the Company within two years after a Change of Control, shall mean (i) a reduction in such Participant’s base salary as in effect immediately prior to a Change of Control; or (ii) a reduction in such Participant’s status, position, responsibilities or duties as in effect immediately prior to a Change of Control.

2.25	Participant.

“Participant” includes both (i) an Active Participant and (ii) an Employee who was formerly an Active Participant, had any Credits credited to an Account on his or her behalf and is continuing in a period of Continuous Participation, despite ceasing to be an Active Participant.

2.26	Payment Form.

“Payment Form” means one of the following forms of payment on Retirement elected in a Participant’s Election: (i) a lump sum payment or (ii) annual installments payments (not to exceed fifteen (15) years).

2.27	Person.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

2.28	Plan.

“Plan” means this Sigma-Aldrich Supplemental Retirement Plan as amended from time to time.

2.29	Plan Year.

“Plan Year” means the annual period commencing January 1 and ending the following December 31.

2.30	Retirement.

“Retirement” means a Termination on or after the date a Participant attains the earlier of his or her Normal Retirement Date or Early Retirement Date as defined in accordance with the Retirement Plan.

2.31	Retirement Plan.

“Retirement Plan” means the Sigma-Aldrich Corporation Retirement Security Value Plan.

2.32	Termination.

“Termination” means termination of services for any reason.

2.33	Year(s) of Participation.

“Year of Participation” means a 12-month period of Continuous Participation. “Years of Participation” means contiguous 12-month periods of Continuous Participation. Any Year(s) of Participation that accrued prior to a Termination shall be forfeited.

3.	ADMINISTRATION

Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. This power and authority includes, but is not limited to, selecting investment indices, establishing the level of Discretionary Credits (if any) to the Plan, establishing Annual Credit and Discretionary Credit terms and conditions, receiving and approving beneficiary designation forms, and adopting modifications, amendments and procedures as maybe deemed necessary, appropriate or convenient by the Committee. Decisions of the Committee shall be final, conclusive and binding on all parties. The Committee, in its sole discretion, may delegate day-to-day administration of the Plan to an employee or employees of the Company or to a third-party administrator. The Committee may also rely on outside counsel, independent accountants or other consultants or advisors for advice and assistance in fulfilling its administrative duties under the Plan. Notwithstanding the foregoing, the CEO shall select Employees eligible to participate in the Plan and Participants eligible for a Discretionary Credit (if any).

4.	ELIGIBILITY

The CEO shall have the authority to select from Employees who are executives of the Company those Employees who shall be Active Participants eligible for Annual Credits under the Plan in each Plan Year. The list of Active Participants is set forth in Appendix A, which shall be amended from time to time by the CEO to reflect then current Active Participants. In addition, the CEO may designate any Active Participant(s) who shall be eligible for Discretionary Credits under the Plan with respect to a specified Plan Year. The CEO is not obligated to designate any Participant as eligible for Discretionary Credits in any given Plan Year, and may, in his or her sole discretion, designate some but not all Active Participants as eligible for any Discretionary Credits. A designation as eligible for a Discretionary Credit in one Plan Year does not confer such eligibility upon any Participant in any other Plan Year.

5.	PARTICIPANT ACCOUNTS

There shall be established an Account, to which there shall be credited any Annual Credits as of each Credit Date. In addition, Discretionary Credits, if any, shall be allocated to an Active Participant’s Account on any applicable Credit Date in accordance with rules prescribed by the Committee. Each such Account shall be credited or debited, as appropriate, on each Accounting Date with income or loss, as appropriate, based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee. The Committee may, in its sole discretion, prescribe investment alternatives under the Plan that are substantially similar in the aggregate to the investment options available under the Section 401(k) plan maintained by the Company; provided that, an investment alternative reflecting an investment in Company stock shall not be available under this Plan.

6.	TERMS OF PARTICIPATION

6.1	In General.

Any Employee selected by the CEO to participate in the Plan shall make an Election as to the Payment Form and the investment options which shall be used to credit his or her Account with investment gains or charge his or her Account with losses in accordance with Section 5 on a form prescribed by the Committee. Such Election must be delivered to the Committee or its designee within 30 days after the date the Employee first becomes eligible to participate in the Plan. An Employee so selected by the CEO shall begin participation in the Plan on the first day of the month or at such other time as designated by the Committee in which such Employee is designated as an Active Participant and the Employee has made an Election as to the Payment Form. An Election may not be revoked or modified except as stated in the Plan.

6.2	Investment Alternatives for Existing Balances.

A Participant may elect to change an existing Election as to the investment alternatives in effect with respect to existing amounts in his or her Account (in increments prescribed by the Committee) for any Plan Year, or such other period as prescribed by the Committee, by submitting a new Election prior to the beginning of such Plan Year, or such other period as prescribed by the Committee, and subject to such other restrictions as determined by the Committee.

7.	CREDITS

In the sole discretion of the Committee, the Company shall credit each Active Participant’s Account with an Annual Credit on the applicable Credit Date. In addition, with respect to any Active Participant who has also been designated in accordance with the Plan as eligible for a Discretionary Credit, the CEO may credit such Active Participant’s Account with a Discretionary Credit (if any) on the applicable Credit Date in an amount to be determined by the CEO’s sole discretion. The amount of any Discretionary Credits may vary between Active Participants eligible for any such Discretionary Credit in the CEO’s sole discretion.

7.1	Vesting.

Each Participant shall be zero percent (0%) vested in the amount of Credits and earnings and losses thereon credited to such Participant’s Account until such Participant has completed five (5) Years of Participation and shall be fifty percent (50%) vested in the amount of Credits and earnings (or losses) thereon credited to such Participant’s Account after such Participant has completed five (5) Years of Participation. Each Participant shall continue to vest an additional ten percent (10%) in the amount of Credits (if any) and earnings (or losses) thereon credited to such Participant’s Account for each additional Year of Participation such Participant completes after his or her initial five (5) Years of Participation. Each Participant shall be one hundred percent (100%) vested in the amount of Credits and earnings (or losses) to be credited to such Participant’s Account after such Participant has completed ten (10) Years of Participation.

In the event of a Participant’s Termination, other than a Termination by the Company (other than for Cause) or by the Employee for Good Reason within two (2) years after a Change of Control that occurs while the Participant is employed with the Company, and other than a Termination on account of death, Disability, or Retirement, such Participant’s Account shall be forfeited to the extent not vested. In the event of a Participant’s Termination by the Company (other than for Cause) or by the Participant for Good Reason within two (2) years after a Change of Control that occurs while the Participant is employed with the Company, or a Termination on account of death, Disability or Retirement, such Participant shall immediately become one hundred percent (100%) vested in any Credits and earnings or losses thereon credited to his or her Account as of the date of Termination.

8.	DISTRIBUTION

8.1	In General.

Unless otherwise provided herein, payment or commencement of payment of the vested amounts in a Participant’s Account shall occur on the first day of the seventh month immediately following his or her date of Termination. If the Participant’s Termination is due to any reason other than Retirement, distribution of the Participant’s Account shall be made in a lump sum to the Participant. In the event the Participant’s Termination is due to Retirement, his or her Account shall be distributed in such Payment Form as designated on the Participant’s Election (or in a lump sum if no Election was made by the Participant). A Participant may elect to change his Payment Form in accordance with the rules established by the Committee, subject to the following: (i) the change is made at least twelve 12 months before the date the payment is scheduled to be paid (or in the case of installments, 12 months before the date the first amount was scheduled to be paid); (ii) the change is not effective until at least twelve (12) months after the Participant submits the change to the Committee; and (iii) the payment with respect to which such change is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of installment payments, five years from the date the first amount was scheduled to be paid).

A Participant shall be deemed to have a Termination if the Company and Participant reasonably anticipate a permanent reduction in the Participant’s level of bona fide services to a level less than 50% of the average level of bona fide services provided by the Participant in the immediately preceding 36 months. Notwithstanding the preceding sentence, no termination shall occur while the Participant is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which the Participant retains a right to reemployment with the Company pursuant to law or by contract. A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

8.2	Death.

In the event of the Participant’s death, the Company shall pay all vested and unpaid amounts in such Participant’s Account to the Participant’s Beneficiary in a single lump sum on the first day of the month immediately following the Participant’s death.

8.3	Form of Distribution.

Distribution of a Participant’s Account shall be made in cash.

8.4	Payment Date.

In all cases in which amounts are due and payable under this Plan upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made on such date or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the Participant or beneficiary is not permitted, directly or indirectly, to designate the taxable year of payment).

9.	BENEFICIARY DESIGNATION

A Participant may designate one or more persons (including a trust) to whom or to which payments are to be made if the Participant dies before receiving distribution of all amounts due under the Plan. A Participant may, at any time, elect to change the designation of a Beneficiary. A designation of Beneficiary will be effective only after the signed designation of Beneficiary is filed with the Committee or its designee while the Participant is alive and will cancel all designations of Beneficiary signed and filed earlier. If the Participant fails to designate a Beneficiary as provided above or if all of a Participant’s Beneficiaries predecease him or her and he or she fails to designate a new Beneficiary, the remaining unpaid amounts shall be paid in one lump sum to the estate of such Participant. If all Beneficiaries of the Participant die after the Participant but before complete payment of all amounts due hereunder, the remaining unpaid amounts shall be paid in one lump sum to the estate of the last to die of such Beneficiaries.

10.	UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE

The payments to Participants and their Beneficiaries hereunder shall be made from the general corporate assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. Any Accounts maintained under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any Account shall hold any actual funds or assets.

11.	INALIENABILITY OF BENEFITS

The interests of the Participants and their Beneficiaries under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned, nor subject to attachment, execution, garnishment or other such equitable or legal process. A Participant or Beneficiary cannot waive the provisions of this Section.

12.	CLAIMS PROCEDURE

The following claims procedures shall apply for purposes of this Plan. Any and all persons presenting claims hereunder (individually or collectively, “Claimant”) must follow these procedures:

(i) For claims procedure purposes, the Committee shall appoint among themselves a chairperson of the Committee (or the chairperson of any other Committee designated by the Company to administer this Plan, or a designated member of the Board of Directors or other governing body of the Company).

(ii) A Claimant shall make a claim for benefits hereunder by submitting a written claim to the Company (or its designee) addressed to: Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103, Attn: Supplemental Retirement Plan/Committee. The Committee shall decide whether the claim shall be allowed, and the following claims procedure shall apply:

a) If for any reason a claim for benefits under this Plan is denied by the Committee in whole or in part, the Committee shall deliver to the Claimant a written explanation setting forth: the specific reason or reasons for the adverse determination; references to specific Plan provisions on which the determination is based; a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedure including a statement of the Claimant’s rights to bring a civil action under Section 502 of ERISA following an adverse determination on review, all written in a manner calculated to be understood by the Claimant. For this purpose:

(1) The Committee’s claim shall be deemed filed when delivered in writing as provided herein.

(2) The Committee’s explanation shall be in writing delivered to the Claimant within 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. If the period of time is extended because the Claimant has failed to provide necessary information to decide the claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant, until the date on which the Claimant provides the information.

b) The Claimant shall have 60 days following his or her receipt of a notice of adverse benefit determination to file with the Committee a written request for review of the denial. Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The review of the claim shall take into account all comments, document, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

c) In the case of a request for review of an adverse benefit determination, the Company shall designate an individual or Committee (herein the “Reviewer”) to review the claim. On review, the Reviewer shall notify the Claimant not later than 60 days after the Company’s receipt of the request for review, unless the Review determines that special circumstances require an extension of time for processing the claim, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of other request for review. If such an extension of time for review is required because of special circumstances written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. If the period of time is extended because the Claimant has failed to provide necessary information to decide the claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant, until the date on which the Claimant provides the information. The decision on review shall be in writing and in the case of an adverse benefit determination shall include: (1) the specific reason or reasons for the decision; (2) references to the specific Plan provisions on which the benefit determination is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and (4) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, all written in a manner calculated to be understood by the Claimant. If the decision on review is not furnished within such time, the claim shall be deemed denied on review.

To the extent permitted by law, a decision on review by the Reviewer shall be binding and conclusive upon all persons whomsoever. Completion of the claims procedure described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan, or by another person claiming rights through such a person.

13.	GOVERNING LAW

To the extent not preempted by Federal law, the provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Missouri without regard to conflict of law provisions.

14.	AMENDMENTS

The Board or the Committee may amend or terminate this Plan at any time in its discretion; provided, however, that such amendment or termination shall not adversely affect Credits and earnings or losses previously credited to a Participant’s Account. In the event the Plan is terminated, benefits shall become payable due to such termination only to the extent permissible under the regulations promulgated by the Secretary of Treasury pursuant to Code Section 409A and in the manner set forth therein.

15.	SECTION 409A PROVISION

This Plan shall be interpreted in a manner consistent with the provisions of Section 409A of the Code and the regulations thereunder.

IN WITNESS WHEREOF, on this 19 day of December, 2008, this restatement of the Plan is adopted effective the first day of January, 2009.

SIGMA-ALDRICH CORPORATION

By:	/s/ Douglas W. Rau
Name:	Douglas W. Rau
Title:	VP Human Resources

APPENDIX A

ACTIVE PARTICIPANTS